Exhibit 3.3

CERTIFICATE OF CORPORATE DOMESTICATION

OF

GALILEO ACQUISITION CORP.

The undersigned, presently a Cayman Islands exempted company, organized and existing under the laws of the Cayman Islands, for the purposes of domesticating a corporation under Section 388 of the General Corporation Law of the State of Delaware, does certify that:

1.	Galileo Acquisition Corp. (the “Corporation”) was first incorporated on July 30, 2019 under the laws of the Cayman Islands.

2.

The name of the Corporation immediately prior to the filing of this certificate of corporate domestication pursuant to the provisions of Section 388 of the General Corporation Law of the State of Delaware was:

  GALILEO ACQUISITION CORP.

3.	The name of the Corporation as set forth in its certificate of incorporation to be filed in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is:

  SHAPEWAYS HOLDINGS, INC.

4.

The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Corporation, or other equivalent thereto under applicable law immediately prior to the filing of this Certificate of Corporate Domestication pursuant to the provisions of Section 388 of the General Corporation Law of the State of Delaware was the Cayman Islands.

5.

The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Corporation and the conduct of its business or by applicable non-Delaware law, as appropriate.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 29th  day of September 2021.

GALILEO ACQUISITION CORP.

By:	/s/ Alberto Recchi
	Name:	Alberto Recchi
	Title:	Chief Financial Officer